June M. Morris joins Northern Power Systems as VP and General Counsel
Experienced Public Company Technology Counsel Joins Management Team

Barre, VT USA (October 18, 2016) – Northern Power Systems (TSX: NPS) a next generation renewable energy technology company announced today that June M. Morris has joined its team as Vice President, and General Counsel. Ms. Morris brings over thirty years of legal experience, including extensive experience as a public company General Counsel.

Ms. Morris will head the Legal function at Northern Power Systems and play a key business role in the company, providing legal counsel on business objectives and opportunities, as well as leading risk management. In her new role, Ms. Morris will be responsible for directing the legal activities, overseeing corporate policies, intellectual property, risk management, M&A, and corporate transactions. Her extensive and diverse legal background and business experience will be instrumental in driving the Company’s continued business growth, both in the Northern Power Systems’ best in class wind turbines as well as in the emerging renewable energy markets of microgrids and battery energy storage. Earlier in her career, Ms. Morris held General Counsel and senior level legal positions at Pegasystems, Sequoia Systems, and CGI Information Systems.

“We are pleased to have June join Northern Power Systems as Vice President & General Counsel” said Ciel Caldwell, President & COO of Northern Power Systems. “June’s extensive legal and global experience will be a key factor in strengthening the Company and supporting our accelerated growth strategy.”

About Northern Power Systems
Northern Power Systems designs, manufactures, and sells wind turbines and power technology products, and provides engineering development services and technology licenses for energy applications, into the global marketplace from its US headquarters and European offices.

Northern Power Systems has almost 40 years’ experience in technologies and products generating renewable energy.

Northern Power Systems currently manufactures the NPS™ 60 and NPS™ 100 turbines. With over 12 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.

Patented next generation permanent magnet direct drive (PMDD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.

Northern Power Systems’ FlexPhase™ power converter platform uses patented converter architecture and advanced controls technology for advanced grid support and generation applications.

Northern Power Systems offers comprehensive inhouse development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.

To learn more about Northern Power Systems, please visit www.northernpower.com.

Sherri Griffin
Executive Assistant
+1.617.871.6070
sgriffin@northernpower.com

For more information, please reach out to Info@NorthernPower.com